EXHIBIT 99

          BOARD OF DIRECTORS OF URSTADT BIDDLE PROPERTIES INC. EXTENDS
                       SHAREHOLDER RIGHTS PLAN PROVISIONS

FOR IMMEDIATE RELEASE

     Greenwich, Conn., November 5, 1998 -- Urstadt Biddle Properties Inc. (UBP) announced today that its Board of Directors has extended the company's shareholder rights plan provisions, which are designed to protect shareholders against coercive takeover tactics. The Board adopted a new rights plan that is essentially the same as the company's 1988 rights plan, which will expire shortly.

     In taking the action, the company declared a dividend distribution of one preferred share purchase right on each share of common stock and each share of class A common stock outstanding at the close of business on November 13, 1998. The new rights plan will expire November 12, 2008.

     The UBP Board gave careful consideration to all issues and viewpoints and concluded that the new rights plan benefits shareholders by encouraging prospective acquirers to negotiate so that the Board may obtain the best result for UBP's shareholders.

     UBP, headquartered in Greenwich, CT, is a self-administered equity real estate investment trust that provides investors with an investment vehicle for participating in ownership of income-producing properties. UBP's core properties consist principally of community shopping centers located in the Northeast.

CONTACT:          James R. Moore
                  Urstadt Biddle Properties Inc.
                  (203) 863-8200